                                                                 Exhibit 11.1

                         CONTINENTAL AIRLINES, INC.
        STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)
              (in thousands of dollars, except for share data)

                                     Three Months   Nine Months  Three Months
                                        Ended          Ended         Ended
                                     September 30, September 30, September 30,
                                         1994          1994          1993
Primary and fully diluted:

Average shares outstanding-Class A .     6,301         6,301        6,013
Average shares outstanding-Class B .    19,253        19,253       11,423
                                        25,523        25,523       17,436

Add:  Assumed exercise of certain
 Class A warrants using the
 treasury stock method . . . . . . .       704             -          862

Add:  Assumed exercise of certain
 Class B warrants using the
 treasury stock method . . . . . . .     1,604             -        3,164

Add:  Assumed exercise of certain
 Class B stock options using the
 treasury stock method . . . . . . .        26             -            -

Add:  Assumed issuance of certain
 Class B restricted stock using the
 treasury stock method . . . . . . .     1,132             -            -

    Total adjusted shares. . . . . .    28,989        25,523       21,462

Net income (loss) applicable to
 common shares . . . . . . . . . . .   $29,188      $(94,124)     $11,136

Add:  Interest savings (net of tax)
 due to assumed reduction of
 borrowings (1). . . . . . . . . . .       588             -          336

Adjusted net income (loss)
 applicable to common shares . . . .   $29,776      $(94,124)     $11,472

Earnings (loss) per share amount . .   $  1.03      $  (3.69)     $  0.53

(1) Since the number of shares of common stock obtainable on exercise of outstanding warrants and options, in the aggregate, exceeds 20 percent of each class of common stock outstanding at the end of the period, the treasury stock method for determining the dilutive effect of the warrants and options assumes such excess proceeds were used to repurchase a portion of the Company's outstanding debt obligations.

NOTE: Earnings (loss) per share data for the nine months ended September 30, 1993 is not meaningful since the Company was recapitalized and adopted fresh start reporting as of April 27, 1993.